Exhibit 10.23

COLLEGIUM PHARMACEUTICAL, INC.

CONFIDENTIALITY AND INVENTIONS AGREEMENT

In consideration of my employment (“Employment”) by Collegium Pharmaceutical, Inc. or its subsidiaries (together, the “Company”), I agree as follows:

1. Nondisclosure and Nonuse of Confidential Information. Except as required by the nature of my duties or with the prior written approval of an authorized officer of the Company, I will never, during my Employment or thereafter, use or disclose any confidential information of the Company or any of its customers.  By way of illustration, but not limitation, “confidential information” may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. I will comply with the Company’s policies and procedures for the protection of confidential information.

2. Use and Return of Documents. I will not disclose any documents, records, tapes and other media that contain confidential information and will not copy any such material or remove it from the Company’s premises, except as required by the nature of my duties or as approved by an authorized officer of the Company. Upon termination of my Employment, I will return to the Company all copies of documents, records, tapes and other media that contain confidential information.

3. Assignments of Rights. I will promptly disclose to the Company all inventions, discoveries, methods, processes, works, and concepts (whether or not patentable or copyrightable or constituting trade secrets) conceived, created, developed or reduced to practice by me (whether alone or with others, and whether or not during normal business hours or on or off the Company premises) in the course of my Employment (“Property”). I assign to the Company my full right, title and interest to all Property and all related patents, patent applications, copyrights and copyright applications. I agree to execute such documents and take such action reasonably requested by the Company in connection with the Property. I will not charge the Company for my time spent in complying with this obligation. All copyrightable works that I create shall be considered “works made for hire.”

4. Non-Recruitment. During the period of my Employment and for a period of two years after termination of the Employment, I will not hire or assist in hiring any employees of the Company or encourage any employee of the Company to become employed in any business competitive with the Company’s business, nor encourage any consultant, supplier, partner, collaborator or customer of the Company or with which the Company has engaged in discussions during the term of my Employment to discontinue its relationship with the Company or enter into a relationship that is competitive with the Company.

5. Employment. Except as provided otherwise in any other agreement between me and the Company, my Employment is “at will” and either the Company or I may terminate my Employment at any time with or without cause. My Employment and my execution and performance of this

Agreement do not conflict with any obligations of mine to third parties. I will not disclose to the Company any proprietary information of any third party without the consent of the third party.

6. Remedies. I understand that if I violate this Agreement, the harm to the Company could be irreparable. I agree that, in addition to any other remedies provided by law, the Company will be entitled to obtain injunctive relief against any such violation without having to post a bond.

7. Consent to Jurisdiction. I consent to the jurisdiction of the federal and state courts in Massachusetts (or, if different, the state of the Company’s corporate headquarters) in respect of any matter relating to this Agreement and agree that any dispute relating to this Agreement shall be litigated exclusively in such courts.

8. General. This Agreement is for the benefit of the Company and its successors and assigns. This Agreement will take effect as a sealed instrument, will continue in effect after termination of my Employment for any reason, and will be governed by Massachusetts law. If any part of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be still enforceable.

Date:

Name (print):

Accepted:

COLLEGIUM PHARMACEUTICAL, INC.

By:

Title:

SCHEDULE OF MATERIAL DIFFERENCES TO EXHIBIT 10.23

Name

Paul Brannelly
Douglas R. Carlson
Ernest A. Kopecky
Allison B. Fleming
Said Saim